                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                       Contact:   Dina Biesman
                                                       Private Business, Inc.
                                                       615-565-7774


                PRIVATE BUSINESS, INC. NAMES TOM BLACK AS NEW CEO

NASHVILLE, Tennessee (February 1, 2001) - William B. King, Chairman of Private Business, Inc. (NASDAQ:PBIZ), today announced that Tom Black (age 49), a co-founder and former CEO of Private Business during its most rapid growth phase from 1991 to 1995, has been named CEO of the Company.

"We are excited to bring back to Private Business the talents of Tom Black, who, for the past two years, has guided privately held Tecniflex, Inc. as CEO. Black will immediately assume responsibility for the day-to-day operations of Private Business. Kevin McNamara, who has served as Private Business's CEO since November 1999, will remain with the Company in an advisory capacity, which will include oversight of the financial operations of the Company."

Private Business, Inc., based in Brentwood, Tennessee, is a leading provider of technology-driven solutions that help banks manage accounts receivable financing for small businesses. The company's principal product, Business Manager, is based on software, marketing services, and online electronic transaction processing offered through a nationwide client network of banks, providing cash flow to thousands of small businesses across the U.S. by enabling them to sell their receivables to the bank.

This release contains several "forward-looking statements" concerning Private Business, Inc.'s operations, prospects, strategies and financial condition, including its future economic performance, intent, plans and objectives, and the likelihood of success in developing and expanding its business. These statements are based upon a number of assumptions and estimates which are subject to significant uncertainties, many of which are beyond Private Business, Inc.'s control. Words such as "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate" are meant to identify such forward-looking statements. Actual results may differ materially from those expressed or implied by such forward-looking statements. The Company assumes no obligation to update this information. Factors that could cause actual results to differ materially are discussed in Private Business, Inc.'s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 1999, and include, among other factors, the timely development and market acceptance of products and technologies and competitive market conditions.



                                      -END-